Exhibit 16.1

January 29, 2016

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Massroots, Inc. Form 8-K dated January 21, 2016, and are in agreement with the statements in Item 4.01 contained therein, as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

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L&L CPAS, PA